SL Industries Names Louis J. Belardi Chief Financial Officer

MT. LAUREL, N.J.,  September 2 . . .  SL Industries, Inc. (Amex: SLI) ("SLI" or the "Company") announced today that Louis J. Belardi has been named Chief Financial Officer, Secretary, and Treasurer of the Company, effective August 30, 2010.

"I am pleased to promote Lou to the CFO position at SLI," said William Fejes, Chief Executive Officer of the Company.  "Lou has been a key member of the SLI management team in his position as Corporate Controller since 2004.  His years of experience at SLI combined with his strong career experience in finance and administration make him uniquely qualified to step into the CFO job and play an important part in the future success of the Company. "

Prior to joining SL Industries in 2004, Mr. Belardi was a partner in his own management consulting firm that specialized in providing financial consulting to public corporations.  Before entering consulting, he was promoted through several financial roles to the position of Vice President Finance and Administration at Aydin Corporation, now part of L-3 Communications.  He also held finance positions in businesses in the health care and energy services industries.  Mr. Belardi started his career at Price Waterhouse.  He is a CPA and holds a Bachelor of Science degree from the University of Scranton and a Master's Degree in Finance from Temple University Graduate School.

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that are used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's filings and reports with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
Louis Belardi
Phone: 856-727-1500
Facsimile: 856-727-1683